EXHIBIT 99

EXECUTION COPY

$850,000,000

CREDIT AGREEMENT

among

PACIFIC GAS AND ELECTRIC COMPANY,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

CITICORP NORTH AMERICA, INC.,
as Administrative Agent,

BANC ONE CAPITAL MARKETS, INC.,
as Syndication Agent,

and

LEHMAN COMMERCIAL PAPER INC.,
CREDIT SUISSE FIRST BOSTON,
ACTING THROUGH ITS CAYMAN ISLANDS BRANCH
and
UBS SECURITIES LLC,
as Co-Documentation Agents

Dated as of March 5, 2004

CITIGROUP GLOBAL MARKETS, INC.,
BANC ONE CAPITAL MARKETS, INC.,
LEHMAN BROTHERS INC.
and
UBS SECURITIES LLC,
as Joint Lead Arrangers and
Joint Bookrunners

TABLE OF CONTENTS

Page

Section 1.		DEFINITIONS	1
	1.1	Defined Terms	1
	1.2	Other Definitional Provisions	17

Section 2.		AMOUNT AND TERMS OF COMMITMENTS	17
	2.1	Commitments	17
	2.2	Procedure for Revolving Loan Borrowing	18
	2.3	Swingline Commitment	18
	2.4	Procedure for Swingline Borrowing; Refunding of Swingline Loans	19
	2.5	Facility Fees, etc.	20
	2.6	Termination or Reduction of Commitments; Extension of Termination Date	20
	2.7	Optional Prepayments	23
	2.8	Conversion and Continuation Options	23
	2.9	Limitations on Eurodollar Tranches	23
	2.10	Interest Rates and Payment Dates	24
	2.11	Computation of Interest and Fees	24
	2.12	Inability to Determine Interest Rate	25
	2.13	Pro Rata Treatment and Payments	25
	2.14	Requirements of Law	27
	2.15	Taxes	28
	2.16	Indemnity	30
	2.17	Change of Lending Office	30
	2.18	Replacement of Lenders	30

Section 3.		LETTERS OF CREDIT	31
	3.1	L/C Commitment	31
	3.2	Procedure for Issuance of Letters of Credit	32
	3.3	Fees and Other Charges	32
	3.4	L/C Participations	33
	3.5	Reimbursement Obligation of the Borrower	34
	3.6	Obligations Absolute	34
	3.7	Letter of Credit Payments	35
	3.8	Applications	35
	3.9	Actions of Issuing Lenders	35
	3.10	Borrower’s Indemnification	36
	3.11	Lenders’ Indemnification	36

Section 4.		REPRESENTATIONS AND WARRANTIES	36
	4.1	Financial Condition	37
	4.2	No Change	37
	4.3	Existence; Compliance with Law	37
	4.4	Power; Authorization; Enforceable Obligations	37
	4.5	No Legal Bar	38
	4.6	Litigation	38
	4.7	No Default	38
	4.8	Taxes	38
	4.9	Federal Regulations	39
	4.10	ERISA	39
	4.11	Investment Company Act; Other Regulations	39
	4.12	Use of Proceeds	40
	4.13	Environmental Matters	40
	4.14	Accuracy of Information, etc.	41
	4.15	Regulatory Matters	41

Section 5.		CONDITIONS PRECEDENT	42
	5.1	Conditions to the Closing Date	42
	5.2	Conditions to the Initial Extension of Credit	43
	5.3	Conditions to Each Extension of Credit After Effective Date	45

Section 6.		AFFIRMATIVE COVENANTS	46
	6.1	Financial Statements	46
	6.2	Certificates; Other Information	46
	6.3	Payment of Taxes	47
	6.4	Maintenance of Existence; Compliance	47
	6.5	Maintenance of Property; Insurance	47
	6.6	Inspection of Property; Books and Records; Discussions	48
	6.7	Notices	48
	6.8	Maintenance of Licenses, etc.	49

Section 7.		NEGATIVE COVENANTS	49
	7.1	Consolidated Capitalization Ratio	49
	7.2	Liens	49
	7.3	Fundamental Changes	49
	7.4	Disposition of Property	49
	7.5	Release Date	50

Section 8.		EVENTS OF DEFAULT	50

Section 9.		THE AGENTS	53
	9.1	Appointment	53
	9.2	Delegation of Duties	53
	9.3	Exculpatory Provisions	53
	9.4	Reliance by Administrative Agent	54
	9.5	Notice of Default	54
	9.6	Non-Reliance on Agents and Other Lenders	54
	9.7	Indemnification	55
	9.8	Agent in Its Individual Capacity	55
	9.9	Successor Administrative Agent	55
	9.10	Co-Documentation Agents and Syndication Agent	56

Section 10		MISCELLANEOUS	56
	10.1	Amendments and Waivers	56
	10.2	Notices	58
	10.3	No Waiver; Cumulative Remedies	59
	10.4	Survival of Representations and Warranties	59
	10.5	Payment of Expenses and Taxes	59
	10.6	Successors and Assigns; Participations and Assignments	60
	10.7	Adjustments; Set‑off	63
	10.8	Counterparts	64
	10.9	Severability	64
	10.10	Integration	64
	10.11	Governing Law	64
	10.12	Submission To Jurisdiction; Waivers	64
	10.13	Acknowledgments	65
	10.14	Confidentiality	65
	10.15	WAIVERS OF JURY TRIAL	66
	10.16	Releases of Senior Bond	66

SCHEDULES:
1.1A	Commitments

EXHIBITS:
A	Form of Bond Delivery Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E-1	Form of Closing Date Legal Opinion of Orrick, Herrington & Sutcliffe LLP
E-2	Form of Closing Date Legal Opinion of Dewey Ballantine LLP
E-3	Form of Closing Date Legal Opinion of Bruce R. Worthington, Esq., General Counsel of PCG and the Borrower
F-1	Form of Effective Date Legal Opinion of Orrick, Herrington & Sutcliffe LLP, as to general corporate matters
F-2	Form of Effective Date Legal Opinion of Orrick, Herrington & Sutcliffe LLP, as to regulatory matters
F-3	Form of Effective Date Legal Opinion of Dewey Ballantine LLP, as to the Confirmation Order
F-4	Form of Effective Date Legal Opinion of Bruce R. Worthington, Esq., General Counsel of PCG and the Borrower
F-5	Form of Effective Date Legal Opinion of Dewey Ballantine LLP, as to the Bankruptcy Matters
G	Form of Exemption Certificate
H	Form of Senior Bond
I	Form of Escrow Deposit and Disbursement Agreement

               CREDIT AGREEMENT (this “Agreement”), dated as of March 5, 2004, among PACIFIC GAS AND ELECTRIC COMPANY, a California corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), CITIGROUP GLOBAL MARKETS, INC., BANC ONE CAPITAL MARKETS, INC., LEHMAN BROTHERS INC. and UBS SECURITIES LLC, as joint lead arrangers and joint bookrunners (in such capacity, the “Arrangers”), BANC ONE CAPITAL MARKETS, INC., as syndication agent (in such capacity, the “Syndication Agent”), LEHMAN COMMERCIAL PAPER INC., CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLAND BRANCH and UBS SECURITIES LLC, as co-documentation agents (in such capacity, the “Co-Documentation Agents”), and CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, together with any successor thereto, the “Administrative Agent”).

W I T N E S S E T H:

               WHEREAS, the Borrower is a debtor in a proceeding, Case No. 01 30923 DM (the “Bankruptcy Proceeding”) under Chapter 11 of the Bankruptcy Code (as defined below) pending in the United States Bankruptcy Court for the Northern District of California, San Francisco Division (the “Bankruptcy Court”);

               WHEREAS, the Plan of Reorganization (as hereinafter defined) contemplates that the Borrower may establish certain credit facilities to become available to it concurrently with the consummation of the Plan of Reorganization;

               WHEREAS, the Borrower has requested the Lenders to make available to it the credit facilities described herein;

               WHEREAS, the credit facilities made available hereunder consist of (i) a facility permitting the issuance, for the Borrower’s account, of letters of credit, in an aggregate face amount at any time outstanding not exceeding $550,000,000, to provide for payment under energy procurement contracts, (ii) a facility permitting the issuance, for the Borrower’s account, of letters of credit, in an aggregate face amount at any time outstanding not exceeding $100,000,000 for purposes other than energy procurement and (iii) revolving credit loans in an aggregate principal amount at any time outstanding not exceeding $200,000,000; and

               WHEREAS, the Lenders are willing to make available the credit facilities described herein upon and subject to the terms and conditions set forth herein;

               NOW THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS

               1.1      Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

               “ ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  For purposes hereof, “Base Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its base rate in effect at its principal office in New York City (the Base Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors).  Any change in the ABR due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

                “ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

                “Administrative Agent”:  as defined in the preamble hereto.

                “Agents”:  the collective reference to the Syndication Agent, the Co-Documentation Agents and the Administrative Agent.

                “Agreement”:  as defined in the preamble hereto.

                “Applicable Margin”:  for any day, the applicable rate per annum set forth under the relevant column heading below, based upon the Ratings then in effect:

Level	Rating S&P/Moody’s	Applicable Margin for ABR Loans	Applicable Margin for Eurodollar Loans
1	A-/A3 or higher	0.000%	0.750%
2	BBB+/Baa1	0.000%	0.850%
3	BBB/Baa2	0.075%	1.075%
4	BBB-/Baa3	0.250%	1.250%
5	Less than BBB-/Baa3	1.150%	2.150%

Subject to the provisions of this paragraph regarding split ratings, changes in the Applicable Margins shall become effective on the date on which S&P and/or Moody’s changes its relevant Rating.  In the event the Ratings of S&P and Moody’s are in different levels set forth in the grid above, the higher of the two Ratings (i.e., the Rating set forth in the grid above opposite the lower numerical level number) shall govern; provided that, (a) if the two Ratings are more than one level apart, the Rating level immediately above the lower Rating level shall apply and (b) if one of the Ratings is set forth above opposite level 4 and the other Rating is set forth above opposite level 5, the Applicable Margins shall be those set forth above opposite level 5.  In the event that, at any time, a Rating is not available from one of such rating agencies, the Applicable Margins shall be determined on the basis of the Rating from the other rating agency. In the event that, at any time, Ratings from each such rating agency are not available for companies generally, the Applicable Margins shall be determined on the basis of the last Rating(s) made available.  In the event that, at any time, such Ratings are not available for the Borrower but are generally available for other companies, then the Applicable Margins shall be those set forth above opposite level 5.

                “Application”:  an application, in such form as the relevant Issuing Lender may reasonably specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

                “Arrangers”:  as defined in the preamble hereto.

                “Assignee”:  as defined in Section 10.6(b).

                “Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit D.

                “Available Commitment”:  as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Extensions of Credit then outstanding.

                “Bankruptcy Code”:  the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

                “Bankruptcy Court”:  as defined in the recitals hereto.

                “Bankruptcy Proceeding”:  as defined in the recitals hereto.

                “Beneficial Owner”:  as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

                “Benefitted Lender”:  as defined in Section 10.7(a).

                “Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

                “Bond Delivery Agreement”:  the Bond Delivery Agreement to be executed by the Borrower and the Administrative Agent, substantially in the form of Exhibit A.

                “Bond Maturity Date” means March 5, 2007; and if such date is extended from time to time pursuant to Section 2.6(g), “Bond Maturity Date” shall mean such extended date.

                “Borrower”:  as defined in the preamble hereto.

                “Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.

                “Business”:  as defined in Section 4.13(b).

                “Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City, San Francisco, California and, with respect to any Letter of Credit, Chicago, Illinois, are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the London interbank eurodollar market.

                “Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

                “Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is March 5, 2004.

                “Code”:  the Internal Revenue Code of 1986, as amended from time to time.

                “Co-Documentation Agents”:  as defined in the preamble hereto.

                “Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original amount of the Total Commitments is $850,000,000.

                “Commitment Period”:  the period from and including the Closing Date to the Termination Date.

                “Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

                “Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

                “Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.14, 2.15, 2.16 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

                “Confidential Information Memorandum”:  the Confidential Information Memorandum dated February 2004, as updated on February 20, 2004, and furnished to certain Lenders in connection with the syndication of the Commitments.

                “Confirmation Order”: the order of the Bankruptcy Court dated December 22, 2003, confirming the Plan of Reorganization.

                “Consolidated Capitalization”: on any date of determination, the sum of (a) Consolidated Total Debt on such date plus (b) without duplication, the amount set forth opposite the caption “shareholders’ equity” (or any similar caption) on the consolidated balance sheet, prepared in accordance with GAAP, of the Borrower and its Subsidiaries as of such date.

                “Consolidated Capitalization Ratio” means, on any date of determination, the ratio of (a) Consolidated Total Debt to (b) Consolidated Capitalization.

                “Consolidated Total Debt”:  at any date, the aggregate principal amount of all obligations of the Borrower and its Significant Subsidiaries at such date, that in accordance with GAAP would be classified as debt on a consolidated balance sheet of the Borrower, and all Guarantee Obligations of the Borrower and its Significant Subsidiaries at such date in respect of obligations of any other Person that in accordance with GAAP would be classified as debt on a consolidated balance sheet of such Person; provided that, the determination of “Consolidated Total Debt” shall exclude (a) any securitized bonds or similar asset-backed securities that are non-recourse to the Borrower, are issued by a special purpose subsidiary of the Borrower and payable solely from a specific or dedicated rate component and (b) Indebtedness of the Borrower and its Significant Subsidiaries in an amount equal to (i) the amount of cash held as cash collateral under the Existing Reimbursement Agreement and (ii) the amount of cash held as cash collateral for any other fully cash collateralized letter of credit issued for the account of the Borrower or any Significant Subsidiary.

                “Continuing Lender”:  as defined in Section 2.6.

                “Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                “CPUC”:  the California Public Utilities Commission or its successor.

                “Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                “Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

                “Dollars” and “$”:  dollars in lawful currency of the United States.

                “Early Termination Date”:  as defined in the definition of “Termination Date” in this Section 1.1.

                “Effective Date”: the date on or before the Early Termination Date on which the conditions precedent in Section 5.2 shall have been satisfied.

                “Eligible Assignee”: (a) any commercial bank or other financial institution having a senior unsecured debt rating by Moody’s of A3 or better and by S&P of A- or better, which is domiciled in a country which is a member of the OECD or (b) with respect to any Person referred to in the preceding clause (a), any other Person that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business all of the Capital Stock of which is owned, directly or indirectly, by such Person.

                “Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

                “ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

                “Escrow Deposit and Disbursement Agreement”: an Escrow Deposit Agreement and Disbursement Agreement, substantially in the form of Exhibit I.

                “Eurocurrency Liabilities”:  as defined in Regulation D of the Board.

                “Eurocurrency Reserve Requirements”:  of any Lender for any Interest Period as applied to a Eurodollar Loan, the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during any such percentage shall be so applicable) under any regulations of the Board or other Governmental Authority having jurisdiction with respect to determining the maximum reserve requirement (including basic, supplemental and emergency reserves) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

                “Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

                “Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

                “Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

                “Eurodollar Tranche”:  the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

                “Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                “Exchange Act”:  Securities Exchange Act of 1934, as amended.

                “Existing Issuing Lender”:  Citicorp USA, Inc.

                “Existing Letter of Credit Transfer Notice”:  a notice, signed by the Borrower, identifying letters of credit issued by the Existing Issuing Lender under the Existing Reimbursement Agreement and outstanding on the Effective Date, which the Borrower has designated to become Letters of Credit hereunder.

                “Existing Letters of Credit”:  letters of credit identified in an Existing Letter of Credit Transfer Notice delivered to the Administrative Agent; such letters of credit shall be in an aggregate face amount not exceeding $400,000,000 and having an expiry date not later than 364 days after the Effective Date.

                “Existing Reimbursement Agreement”:  the $400,000,000 Letter of Credit Facility Agreement, dated as of March 2, 2004, among the Borrower, the lenders from time to time parties thereto, Citicorp USA, Inc., as issuing lender, and Citicorp USA, Inc., as administrative agent.

                “Extension Notice”:  as defined in Section 2.6(b).

                “Extensions of Credit”:  as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Percentage of the L/C Obligations then outstanding and (c) such Lender’s Percentage of the aggregate principal amount of Swingline Loans then outstanding.

                “Facility Fee Rate”: for any day (a) prior to the Effective Date, 0.175% per annum, (b) on and after the Effective Date, the rate per annum determined pursuant to the grid set forth below, based upon the Ratings then in effect:

Level	Rating S&P/Moody’s	Facility Fee Rate
1	A-/A3 or higher	0.125%
2	BBB+/Baa1	0.150%
3	BBB/Baa2	0.175%
4	BBB-/Baa3	0.250%
5	Less than BBB-/Baa3	0.350%

Subject to the provisions of this paragraph regarding split ratings, changes in the Facility Fee Rate shall become effective on the date on which S&P and/or Moody’s changes its relevant Rating.  In the event the Ratings of S&P and Moody’s are in different levels set forth in the grid above, the higher of the two Ratings (i.e., the Rating set forth in the grid above opposite the lower numerical level number) shall govern; provided that, (a) if the two Ratings are more than one level apart, the Rating level immediately above the lower Rating level shall apply and (b) if one of the Ratings is set forth above opposite level 4 and the other Rating is set forth above opposite level 5, the Facility Fee Rate shall be those set forth above opposite level 5.  In the event that, at any time, a Rating is not available from one of such rating agencies, the Facility Fee Rate shall be determined on the basis of the Rating from the other rating agency. In the event that, at any time, Ratings from each such rating agency are not available for companies generally, the Facility Fee Rate shall be determined on the basis of the last Rating(s) made available.  In the event that, at any time, such ratings are not available for the Borrower but are generally available for other companies, then the Facility Fee Rate shall be that set forth above opposite level 5.

                “Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

                “Fee Payment Date”:  (a) the third Business Day following the last day of each March, June, September and December during the Commitment Period, (b) the last day of the Commitment Period and (c) the last day of each March, June, September and December after the last day of the Commitment Period, so long as any principal amount of the Loans or any Reimbursement Obligations remain outstanding after the last day of the Commitment Period.

                “FPA”:  the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.

                “Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

                “GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, except as noted below.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then, upon the request of the Borrower or the Required Lenders, the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or any successor thereto or, if applicable, the SEC.

                “Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

                “Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof or (v) to reimburse or indemnify an issuer of a letter of credit, surety bond or guarantee issued by such issuer in respect of primary obligations of a primary obligor other than the Borrower or any Significant Subsidiary; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

                “Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables, including under energy procurement and transportation contracts, incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements (other than reimbursement obligations, which are not due and payable on such date, in respect of documentary letters of credit issued to provide for the payment of goods and services in the ordinary course of business), (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (provided, that if such Person is not liable for such obligation, the amount of such Person’s Indebtedness with respect thereto shall be deemed to be the lesser of the stated amount of such obligation and the value of the property subject to such Lien), and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements, and excluding any Non-Recourse Debt.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

                “Indenture”:  the Indenture of Mortgage to be entered into by the Borrower and the Indenture Trustee on or prior to the Effective Date.

                “Indenture Trustee”:  BNY Western Trust Company, and any successor thereto as trustee under the Indenture.

                “Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                “Insolvent”:  pertaining to a condition of Insolvency.

                “Interest Payment Date”:  (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Eurodollar Loan, the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

                “Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrower may not select an Interest Period that would extend beyond the Termination Date;

(iii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)           the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

                “Issuing Lender”:  (a) in respect of the Existing Letters of Credit, the Existing Issuing Lender and (b) in respect of any Letters of Credit issued hereunder on or after the Effective Date, (i) Bank One, NA or any affiliate thereof selected by Bank One, NA with the consent of the Borrower (such consent not to be unreasonably withheld) and (ii) any other Lender selected by the Borrower as an Issuing Lender with the consent of such Lender and the Administrative Agent.

                “L/C Commitment”:  $650,000,000.

                “L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under issued Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

                “L/C Participants”:  in respect of any Letter of Credit, the collective reference to all the Lenders other than the Issuing Lender that issued such Letter of Credit.

                “Lenders”:  as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

                “Letters of Credit”:  as defined in Section 3.1.

                “Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

                “Loan”:  any loan made by any Lender pursuant to this Agreement.

                “Loan Documents”:  (i) this Agreement, the Notes and the Applications and (ii) prior to the Release Date, the Bond Delivery Agreement, the Senior Bond and the Indenture and, in each case, any amendment, waiver, supplement or other modification to any of the foregoing, provided that, the term “Loan Documents” shall not include the Indenture for the purposes of Section 8 and 10.1.

                “Loan Facility Limit”:  $200,000,000.

                “Material Adverse Effect”:  a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder with respect to any material portion of the collateral for the Borrower’s obligation hereunder and thereunder or (c) the Borrower’s ability to perform its obligations under the Credit Agreement and the other Loan Documents.

                “Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                “Moody’s”: Moody’s Investors Service, Inc.

                “Mortgaged Property”:  as defined in the Indenture.

                “Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                “Non-Excluded Taxes”:  as defined in Section 2.15(a).

                “Non-Extending Lender”:  as defined in Section 2.6.

                “Non-Recourse Debt”:  Indebtedness of the Borrower or any of its Significant Subsidiaries that is incurred in connection with the acquisition, construction, sale, transfer or other disposition of specific assets, to the extent recourse, whether contractual or as a matter of law, for non-payment of such Indebtedness is limited (a) to such assets, or (b) if such assets are (or are to be) held by a Subsidiary formed solely for such purpose, to such Subsidiary or the Capital Stock of such Subsidiary.

                “Non-U.S. Lender”:  as defined in Section 2.15(d).

                “Notes”:  the collective reference to any promissory note evidencing Loans.

                “Obligations”:  the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent or to the Issuing Lender or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

                “OECD”: the countries constituting the “Contracting Parties” to the Convention on the Organisation For Economic Co-operation and Development, as such term is defined in Article 4 of such Convention.

                “Other L/C Facility Limit”:  $100,000,000.

                “Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

                “Participant”:  as defined in Section 10.6(c).

                “PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

                “PCG”:  PG&E Corporation, a California corporation and the holder of approximately 89% of the issued and outstanding voting Capital Stock of the Borrower.

                “Percentage”:  as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Extensions of Credit, the Percentages shall be determined in a manner designed to ensure that the other outstanding Extensions of Credit shall be held by the Lenders on a comparable basis.

                “Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                “Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

                “Plan of Reorganization”:  the Borrower’s plan of reorganization dated July 31, 2003 (as amended by modifications dated November 6, 2003, December 19, 2003 and February 19, 2004 and as supplemented by the Composite Plan Supplement filed as Exhibit B to the Confirmation Order) filed in connection with the Bankruptcy Proceeding and confirmed by the Confirmation Order.

                “Procurement L/C Facility Limit”:  $550,000,000.

                “Properties”:  as defined in Section 4.13(a).

                “PUHCA”: the Public Utility Holding Company Act of 1935, as amended, and rules and regulations promulgated thereunder.

                “Rating”: each rating announced by S&P and Moody’s in respect of (a) prior to the Release Date, the Borrower’s senior secured debt and (b) from and after the Release Date, the Borrower’s senior unsecured, non credit-enhanced debt.

                “Refunded Swingline Loans”:  as defined in Section 2.4.

                “Register”:  as defined in Section 10.6(b).

                “Regulation U”:  Regulation U of the Board as in effect from time to time.

                “Reimbursement Obligation”:  the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

                “Release Date”:  as defined in the Indenture; provided, that the Release Date may not in any event be earlier than the first day after the ratings by Moody’s and S&P of the Borrower’s senior unsecured long-term debt (after giving pro forma effect to the release of all collateral securing the Senior Bond Indenture Securities) are equal to or better than the ratings by Moody’s and S&P of the Senior Bond Indenture Securities outstanding on the Effective Date, which ratings shall be at least Baa2 from Moody’s and BBB from S&P.

                “Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

                “Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

                “Required Lenders”:  at any time, the holders of more than 50% of the Total Commitments then in effect or, if the Commitments have been terminated, the Total Extensions of Credit then outstanding.

                “Requirement of Law”:  as to any Person, the Articles of Incorporation and By‑Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                “Responsible Officer”:  the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer or assistant treasurer of the Borrower.

                “Revolving Loans”:  as defined in Section 2.1(a).

                “S&P”:  Standard & Poor’s Ratings Services.

                “SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

                “Senior Bond”:  the bond to be issued by the Borrower to the Administrative Agent pursuant to the Indenture on the Effective Date substantially in the form of Exhibit H.

                “Senior Bond Indenture Securities”: the approximately $7,500,000,000 aggregate principal amount of publicly issued securities to be issued by the Borrower under the Indenture prior to the Effective Date, the proceeds of which are to be deposited into escrow on the date of issuance thereof and released from escrow on the Effective Date, all in accordance with the Plan of Reorganization.

                “Significant Subsidiary”:  as defined in Rule 1-02 of Regulation S-X of the Exchange Act.  Unless otherwise qualified, all references to a “Significant Subsidiary” or to “Significant Subsidiaries” in this Agreement shall refer to a Significant Subsidiary or Significant Subsidiaries of the Borrower.

                “Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

                “Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

                “Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

                “Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $100,000,000.

                “Swingline Lender”:  Citicorp USA, Inc., in its capacity as the lender of Swingline Loans.

                “Swingline Loans”:  as defined in Section 2.3.

                “Swingline Participation Amount”:  as defined in Section 2.4.

                “Syndication Agent”:  as defined in the preamble hereto.

                “Termination Date”:  the date that is the third anniversary of the Closing Date or such later date as may be determined pursuant to Section 2.6(b) or such earlier date as otherwise determined pursuant to Section 2.6; provided that, if the conditions precedent set forth in Section 5.2 are not satisfied on or prior to the date (the “Early Termination Date”) that is the earlier of (a) the 90th day after the closing of the public sale of the Senior Bond Indenture Securities and (b) the 180th day after the Closing Date, but in any event, not later than September 30, 2004, the Commitments shall automatically terminate on the Early Termination Date, unless prior to such date, the Borrower and each of the Lenders have agreed in writing to extend the Early Termination Date.

                “Total Commitment”:  at any time, the aggregate amount of the Commitments of all Lenders at such time.

                “Total Extensions of Credit”:  at any time, the aggregate amount of the Extensions of Credit of all Lenders at such time.

                “Transferee”:  any Assignee or Participant.

                “Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

                “United States”:  the United States of America.

               1.2      Other Definitional Provisions.    (a)     Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

               (b)     As used herein and, except as otherwise provided therein, in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower and its Significant Subsidiaries defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

               (c)     The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

               (d)     The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

               SECTION 2.     AMOUNT AND TERMS OF COMMITMENTS

               2.1      Commitments.    (a)     Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time on or after the Effective Date and during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Commitment; provided that, (x) subject to Section 10.1, the aggregate outstanding principal amount of the Revolving Loans may not at any time exceed the Loan Facility Limit, (y) the Total Extensions of Credit may not at any time prior to the Release Date exceed the outstanding principal amount of the Senior Bond and (z) after giving effect to the Revolving Loans requested to be made, the aggregate amount of the Available Commitments shall not be less than zero.  On and after the Effective Date and during the Commitment Period, the Borrower may use the Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.8.

               (b)    The Borrower shall repay all outstanding Revolving Loans on the Termination Date; provided that, prior to the release of the Senior Bond pursuant to Section 10.16, any principal payment under the Senior Bond shall automatically be deemed to be an equal principal payment in respect of the Loans (but any such principal payment under the Senior Bond shall not reduce the face amount thereof unless such payment is accompanied by an equal permanent reduction in the Total Commitments).

               2.2      Procedure for Revolving Loan Borrowing.  The Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Commitments that are ABR Loans in other amounts pursuant to Section 2.4.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

               2.3      Swingline Commitment.    (a)     Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Commitments from time to time on or after the Effective Date during the Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment or the Swingline Lender’s Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, (x) the aggregate amount of the Available Commitments would be less than zero, (y) the aggregate principal amount of all Loans would exceed the Loan Facility Limit or (z) the Total Extensions of Credit would exceed the outstanding principal amount of the Senior Bond at any time prior to the Release Date.  During the Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be ABR Loans only.

               (b)     The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on or prior to the date that is the earlier of (i) 30 days after the date such Swingline Loan is made and (ii) the Termination Date; provided that on each date on which a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

               2.4      Procedure for Swingline Borrowing; Refunding of Swingline Loans
                (a)     Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Commitment Period).  Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $500,000 in excess thereof.  Not later than 2:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender.  The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

               (b)     The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Lender’s Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender.  Each Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice.  The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.  The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loans.

               (c)     If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.4(b), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.4(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

               (d)     Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

               (e)     Each Lender’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

               2.5      Facility Fees, etc.    (a)     The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee for the period from and including the date hereof to the last day of the Commitment Period, computed at the Facility Fee Rate on the Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.  In addition, if the principal amount of any Loan, or any Reimbursement Obligations, shall remain outstanding and unpaid after the last day of the Commitment Period, the Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a facility fee for the period from the last day of the Commitment Period until the date on which such amounts are repaid in full, computed at the Facility Fee Rate on such amounts, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date after the last day of the Commitment Period.

               (b)     The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any written, duly executed fee agreements with the Administrative Agent and to perform any other obligations contained therein.

               2.6      Termination or Reduction of Commitments; Extension of Termination Date.    (a)     The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Extensions of Credit would exceed the Total Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.

               (b)The Borrower may, by written notice to the Administrative Agent (such notice being an “Extension Notice”) given no more frequently than once in each calendar year, request the Lenders to consider an extension of the then applicable Termination Date to a later date.  The Administrative Agent shall promptly transmit any Extension Notice to each Lender.  Each Lender shall notify the Administrative Agent whether it wishes to extend the then applicable Termination Date not later than thirty days after the date of such Extension Notice, and any such notice given by a Lender to the Administrative Agent, once given, shall be irrevocable as to such Lender.  Any Lender which does not expressly notify the Administrative Agent prior to the expiration of such thirty-day period that it wishes to so extend the then applicable Termination Date shall be deemed to have rejected the Borrower’s request for extension of such Termination Date.  Lenders consenting to extend the then applicable Termination Date are hereinafter referred to as “Continuing Lenders”, and Lenders declining to consent to extend such Termination Date (or Lenders deemed to have so declined) are hereinafter referred to as “Non-Extending Lenders”.  If the Required Lenders have elected (in their sole and absolute discretion) to so extend the Termination Date, the Administrative Agent shall promptly notify the Borrower of such election by the Required Lenders, and effective on the date which is thirty days after the date of such notice by the Administrative Agent to the Borrower, the Termination Date shall be automatically and immediately so extended.  No extension will be permitted hereunder without the consent of the Required Lenders.  Upon the delivery of an Extension Notice and upon the extension of the Termination Date pursuant to this Section, the Borrower shall be deemed to have represented and warranted on and as of the date of such Extension Notice and the effective date of such extension, as the case may be, that no Default or Event of Default has occurred and is continuing.  Notwithstanding anything contained in this Agreement to the contrary, no Lender shall have any obligation to extend the Termination Date, and each Lender may at its option, unconditionally and without cause, decline to extend the Termination Date.

               (c)     If the Termination Date shall have been extended in accordance with this Section, all references herein to the “Termination Date” (except with respect to any Non-Extending Lender) shall refer to the Termination Date as so extended.

               (d)     If any Lender shall determine (or be deemed to have determined) not to extend the Termination Date as requested by any Extension Notice given by the Borrower pursuant to this Section, the Commitment of such Non-Extending Lender (including the obligations of such Lender under Section 2.4 and 3.4) shall terminate on the Termination Date without giving any effect to such proposed extension, and the Borrower shall on such date pay to the Administrative Agent, for the account of such Non-Extending Lender, the principal amount of, and accrued interest on, such Non-Extending Lender’s Loans and outstanding Reimbursement Obligations, together with any amounts payable to such Lender pursuant to Section 2.16 and any and all fees or other amounts owing to such Non-Extending Lender under this Agreement; provided that if the Borrower has replaced such Non-Extending Lender pursuant to paragraph (e) below then the provisions of such paragraph shall apply.  The Total Commitments (but not, for the avoidance of doubt, except as hereinafter provided, the L/C Commitment) shall be reduced by the amount of the Commitment of such Non-Extending Lender to the extent the Commitment of such Non-Extending Lender has not been transferred to one or more Continuing Lenders pursuant to paragraph (e) below, provided that, if the Total Commitment, after giving effect to the reduction in the Total Commitment due to Non-Extending Lenders which are not replaced pursuant to paragraph (e) below, is less than the L/C Commitment, the L/C Commitment shall be reduced by an amount equal to such excess.

               (e)     A Non-Extending Lender shall be obligated, at the request of the Borrower and subject to (i) payment by the successor Lender described below to the Administrative Agent for the account of such Non-Extending Lender of the principal amount of, and accrued interest on, such Non-Extending Lender’s Loans, and (ii) payment by the Borrower to such Non-Extending Lender of any amounts payable to such Non-Extending Lender pursuant to Section 2.16 (as if the purchase of such Non-Extending Lender’s Loans constituted a prepayment thereof) and any and all fees or other amounts owing to such Non-Extending Lender under this Agreement, to transfer without recourse, representation, warranty (other than a representation that such Lender has not created an adverse claim on its Loans) or expense to such Non-Extending Lender, at any time prior to the Termination Date applicable to such Non-Extending Lender, all of such Non-Extending Lender’s rights and obligations hereunder to another financial institution or group of financial institutions nominated by the Borrower and willing to participate as a successor Lender in the place of such Non-Extending Lender; provided that, if such transferee is not already a Lender, (1) such transferee satisfies all the requirements of this Agreement, and (2) the Administrative Agent and, with respect to any replacement Lender that is not an Eligible Assignee, each Issuing Lender shall have consented to such transfer, which consent shall not be unreasonably withheld or delayed.  Each such transferee successor Lender shall be deemed to be a Continuing Lender hereunder in replacement of the transferor Non-Extending Lender and shall enjoy all rights and assume all obligations on the part of such Non-Extending Lender set forth in this Agreement.  Each such transfer shall be effected pursuant to an Assignment and Assumption.

               (f)     If the Termination Date shall have been extended in respect of Continuing Lenders in accordance with this Section, any notice of borrowing pursuant to Section 2.2 or 2.3 specifying a Borrowing Date occurring after the Termination Date applicable to a Non-Extending Lender or requesting an Interest Period extending beyond such date shall (i) have no effect in respect of such Non-Extending Lender and (ii) not specify a requested aggregate principal amount exceeding the Aggregate Available Commitment (calculated on the basis of the Commitments of the Continuing Lenders).

               (g)     Prior to the Release Date, in the event that the Termination Date is extended pursuant to this Section beyond the Bond Maturity Date of the Senior Bond, the Borrower and the Administrative Agent shall make appropriate arrangements (and the Lenders hereby direct and authorize the Administrative Agent to make such arrangements) such that (i) the Bond Maturity Date of the Senior Bond shall be amended to be coincident with or later than such extended Termination Date or (ii) a new Senior Bond having a maturity date coincident with or later than such extended Termination Date shall be substituted for the Senior Bond then held by the Administrative Agent; and such amendment or exchange shall be effected pursuant to documentation and arrangements reasonably satisfactory to the Administrative Agent.

               2.7      Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.16.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Revolving Loans which are (i) Eurodollar Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or (b) ABR Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof.

               2.8      Conversion and Continuation Options.    (a)     The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Required Lenders have determined in their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

               (b)     Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Required Lenders have determined in their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

               2.9      Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 15 Eurodollar Tranches shall be outstanding at any one time.

               2.10      Interest Rates and Payment Dates.    (a)     Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

               (b)     Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

                (c)     (i)  If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a default rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any facility fee, letter of credit fee, or any other fee payable (excluding any expenses or other indemnity) hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a default rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non‑payment until such amount is paid in full (as well after as before judgment).

               (d)     Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

               (e)     The amount of any interest payments received by the Administrative Agent under the Senior Bond shall be deemed to be payments of interest and fees payable by the Borrower hereunder and shall reduce, dollar-for-dollar, the amount of interest and fees then owing by the Borrower hereunder.

               2.11      Computation of Interest and Fees.    (a)     Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Base Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

               (b)     Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall constitute prima facie evidence of such amounts.  The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.10(a).

               2.12      Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

               (a)     the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

               (b)     the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

               2.13      Pro Rata Treatment and Payments.    (a)     Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Percentages of the Lenders.

               (b)     Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders.  Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letters of Credit.

               (c)     Notwithstanding anything to the contrary herein, all payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, Reimbursement Obligations, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders or the Issuing Lenders, as applicable, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

               (d)     Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans from the Borrower within 30 days after written demand therefor.

               (e)     Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

               (f)     Notwithstanding the anything to the contrary contained in this Agreement, the Borrower shall make all payments of amounts due and payable under this Agreement directly to the parties to whom such payments are payable in accordance with the terms hereof, and shall not make any payments of any amount due and payable hereunder to the Trustee as a payment under the Senior Bond.

               2.14      Requirements of Law.    (a)     If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                (i)     shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.15 and net income taxes and franchise taxes imposed in lieu of net income taxes);

               (ii)     shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate, which requirements are generally applicable to loans made by such Lender; or

               (iii)     shall impose on such Lender any other condition that is generally applicable to loans made by such Lender;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, within ten Business Days after its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided, however, that no Lender shall be entitled to demand such compensation more than 90 days following (x) the last day of the Interest Period in respect of which such demand is made or (y) the repayment of the Loan or Swingline Loan in respect of which such demand is made, and no Issuing Lender shall be entitled to demand such compensation more than 90 days following the expiration or termination (by drawing or otherwise) of the Letter of Credit issued by it in respect of which such demand is made.

               (b)     If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

               (c)     A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall constitute prima facie evidence of such costs or amounts.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect not to exceed twelve months.  The obligations of the Borrower pursuant to this Section shall survive for 90 days after the termination of this Agreement and the payment of the Loans and all other amounts then due and payable hereunder.

               2.15      Taxes.    (a)     All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

               (b)     In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

               (c)     Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of any original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

               (d)       Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non‑U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non‑U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non‑U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non‑U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non‑U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non‑U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non‑U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non‑U.S. Lender is not legally able to deliver; provided, however, if any Non-U.S. Lender fails to file forms with the Borrower and the Administrative Agent (or, in the case of a Participant, with the Lender from which the related participation was purchased) on or before the date the Non-U.S. Lender becomes a party to this Agreement (or, in the case of a Participant, on or before the date such Participant purchased the related participation) entitling the Non-U.S. Lender to a complete exemption from United States withholding taxes at such time, such Non-U.S. Lender shall not be entitled to receive any increased payments from the Borrower with respect to United States withholding taxes under paragraph (a) of this Section, except to the extent that the Non-U.S. Lender’s assignor (if any) was entitled, at the time of the assignment to the Non-U.S. Lender, to receive additional amounts from the Borrower with respect to United States withholding taxes.

               (e)     A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

               (f)     If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid amounts pursuant to this Section  2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section  2.15 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

               (g)     The agreements in this Section shall survive for one year after the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

               2.16      Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss (other than the loss of Applicable Margin) or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive for 90 days after the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

               2.17      Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14 or 2.15(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole but reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.14 or 2.15(a).

               2.18      Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that (a) requests (on its behalf or any of its Participants) reimbursement for amounts owing pursuant to Section 2.14 or 2.15(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.17 which eliminates the continued need for payment of amounts owing pursuant to Section 2.14 or 2.15(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.16 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.14 or 2.15(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3.   LETTERS OF CREDIT

               3.1      L/C Commitment.

               (a)     From and after the date of delivery of an Existing Letter of Credit Transfer Notice with respect to any Existing Letter of Credit on or after the Effective Date, such Existing Letter of Credit shall, subject to the terms and conditions hereof, constitute a Letter of Credit hereunder.  Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby and commercial letters of credit (the letters of credit issued on and after the Effective Date pursuant to this Section 3, together with the Existing Letters of Credit, collectively, the “Letters of Credit”) for the account of the Borrower on any Business Day on or after the Effective Date and during the Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall issue any Letter of Credit (and no Existing Letter of Credit may become a Letter of Credit hereunder) if, after giving effect to such issuance (or to the transfer of such Existing Letter of Credit hereunder, as the case may be), (i) the L/C Obligations would exceed the L/C Commitment, (ii) the aggregate amount of the Available Commitments would be less than zero, (iii) if the purpose of such Letter of Credit is energy procurement, the aggregate outstanding amount of L/C Obligations in respect of Letters of Credit issued for energy procurement purposes would exceed the Procurement L/C Facility Limit, (iv) if the purpose of such Letter of Credit is any purpose other than energy procurement, the aggregate outstanding amount of L/C Obligations in respect of Letters of Credit issued for purposes other than energy procurement would exceed the Other L/C Facility Limit or (v) the Total Extensions of Credit would exceed the outstanding principal amount of the Senior Bond at any time prior to the Release Date.  The Administrative Agent, the Issuing Lenders and the Lenders shall be entitled to rely conclusively on the Borrower’s statements in determining whether the limitation set forth in clauses (iii) and (iv) of the preceding sentence are satisfied; and the Administrative Agent, the Issuing Lenders and the Lenders shall not be required to maintain any records with respect to whether or not the Procurement L/C Facility Limit or the Other L/C Facility Limit is exceeded at any time.  Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

               (b)     No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

               3.2      Procedure for Issuance of Letters of Credit.  The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request.  Concurrently with the delivery of an Application to an Issuing Lender, the Borrower shall deliver a copy thereof to the Administrative Agent.  Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto).  Promptly after issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower.  Each Issuing Lender shall promptly give notice to the Administrative Agent of the issuance of each Letter of Credit issued by such Issuing Lender (including the amount thereof), and shall provide a copy of such Letter of Credit to the Administrative Agent as soon as possible after the date of issuance.

               3.3      Fees and Other Charges.

               (a)     The Borrower will pay a fee on the aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Lenders in accordance with their respective Percentages and payable quarterly in arrears on each Fee Payment Date after the issuance date.  In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee on the aggregate drawable amount of all outstanding Letters of Credit issued in an amount to be agreed between the Borrower and such Issuing Lender, payable quarterly in arrears on each Fee Payment Date after the issuance date.

               (b)     In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

               3.4      L/C Participations.

               (a)     Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Percentage in each Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to such L/C Participant’s Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Borrower or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

               (b)     If any amount (a “Participation Amount”) required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such Issuing Lender shall so notify the Administrative Agent, which shall promptly notify the L/C Participants, and each L/C Participant shall pay to the Administrative Agent, for the account of such Issuing Lender, on demand (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to the product of (i) such Participation Amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any Participation Amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Administrative Agent on behalf of such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such Participation Amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans.  A certificate of the Administrative Agent submitted on behalf of an Issuing Lender to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

               (c)     Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from the Administrative Agent any L/C Participant’s pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant (and thereafter the Administrative Agent will promptly distribute to such  L/C Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender (and thereafter the Administrative Agent shall promptly return to such Issuing Lender) the portion thereof previously distributed by such Issuing Lender.

               3.5     Reimbursement Obligation of the Borrower.  The Borrower agrees to reimburse each Issuing Lender on (i) the Business Day on which the Borrower receives notice from an Issuing Lender of a draft drawn on a Letter of Credit issued by such Issuing Lender and paid by such Issuing Lender, if such notice is received on such Business Day prior to 10:00 A.M., Chicago, Illinois time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day on which the Borrower receives such notice, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment which are obligations of the Borrower hereunder (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”).  Each such payment shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds.  Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.10(b) and (ii) thereafter, Section 2.10(c).  Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.1 of ABR Loans (or, at the option of the Administrative Agent and the Swingline Lender in their sole discretion, a borrowing pursuant to Section 2.3 of Swingline Loans) in the amount of such drawing.  The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans (or, if applicable, Swingline Loans) could be made, pursuant to Section 2.1 (or, if applicable, Section 2.3), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

               3.6      Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person; other than with respect to any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents found to constitute gross negligence or willful misconduct or not in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York.  The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions which resulted from the gross negligence or willful misconduct of such Issuing Lender.  The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

               3.7      Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof.  The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, shall be limited, in the absence of gross negligence or willful misconduct or failure to act in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.

               3.8      Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

               3.9      Actions of Issuing Lenders.  Each Issuing Lender shall be entitled to rely, and shall be fully protected in relying, upon any draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Issuing Lender.  Each Issuing Lender shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section, as between the Issuing Lenders and the Lenders, each Issuing Lender shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Letter of Credit.

               3.10      Borrower’s Indemnification.  The Borrower hereby agrees to indemnify and hold harmless each Lender, each Issuing Lender and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, such Issuing Lender or the Administrative Agent may incur (or which may be claimed against such Lender, such Issuing Lender or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which such Issuing Lender may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to an Issuing Lender hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of an Issuing Lender issuing any Letter of Credit which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such Issuing Lender, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, any Issuing Lender or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of such Issuing Lender in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York or (y) such Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.  Nothing in this Section is intended to limit the obligations of the Borrower under any other provision of this Agreement.

               3.11      Lenders’ Indemnification.  Each Lender shall, ratably in accordance with its Percentage, indemnify each Issuing Lender, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or failure to comply with the standard of care specified in the Uniform Commercial Code of the State of New York or such Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit) that such indemnitees may suffer or incur in connection with this Section or any action taken or omitted by such indemnitees hereunder.

SECTION 4.    REPRESENTATIONS AND WARRANTIES

               To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender, on the date hereof, on the Closing Date and on the date of each Extension of Credit after the Effective Date, that:

               4.1      Financial Condition.  The audited consolidated balance sheets of the Borrower and its consolidated Significant Subsidiaries as of December 31, 2001, December 31, 2002 and December 31, 2003, and the related consolidated statements of operations and cash flows for the fiscal years ended on such dates, reported on by Deloitte & Touche LLP, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  Except as disclosed in the Form 10-K filed by PCG and the Borrower with the SEC for the fiscal year ended on December 31, 2003, neither the Borrower nor any of its Significant Subsidiaries has as of the Closing Date any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long‑term leases or forward or long‑term commitments outside of the ordinary course of business, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

               4.2      No Change.  Since December 31, 2003, there has been no development or event (other than as described in “Legal Proceedings” (excluding the first sentence of such section) or “Environmental Matters” (excluding the subsection “General” of such section) in the Form 10-K filed by PCG and the Borrower with the SEC for the fiscal year ended on December 31, 2003, to the extent that such disclosures relate to (i) any pending or threatened litigation, investigation or proceeding of or before any arbitrator or Governmental Authority or (ii) Environmental Laws or Materials of Environmental Concern) that has had or could reasonably be expected to have a Material Adverse Effect.

               4.3     Existence; Compliance with Law.  The Borrower (a) is duly organized, validly existing and in good standing under the laws of the State of California, (b) has the corporate power and corporate authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

               4.4      Power; Authorization; Enforceable Obligations.  The Borrower has the corporate power and corporate authority, to make, deliver and perform the Loan Documents and to obtain extensions of credit hereunder.  The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents and to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents (other than the Indenture), except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (ii) any filing that may be required in the future the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect, and (iii) applicable regulatory requirements (including the approval of the CPUC) prior to foreclosure under the Indenture.  This Agreement has been, and each other Loan Document upon execution and delivery will be, duly executed and delivered.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, laws of general application related to the enforceability of securities secured by real estate and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and (y) applicable regulatory requirements (including the approval of the CPUC) prior to foreclosure under the Indenture.

               4.5      No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate in any material respect any Requirement of Law or any Contractual Obligation of the Borrower or any of its Significant Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Indenture and the Bond Delivery Agreement).  No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries is reasonably likely to have a Material Adverse Effect.

                Litigation.    (a)     No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against the Borrower or any of its Significant Subsidiaries or against any of their material respective properties or revenues with respect to any of the Loan Documents.

               (b)     No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against the Borrower or any of its Significant Subsidiaries or against any of their material respective properties or revenues, except as disclosed in the “Legal Proceedings” section (other than the first sentence of such section) of the Form 10-K filed by PCG and the Borrower with the SEC for the fiscal year ended on December 31, 2003, that could reasonably be expected to have a Material Adverse Effect.

               4.7      No Default.  From and after the Effective Date, the Borrower is not in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

               4.8      Taxes.  The Borrower and each of its Significant Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or with respect to any claims or assessments for taxes made against it or any of its property by any Governmental Authority (other than (i) any amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or any of its Significant Subsidiaries, as applicable, (ii) pre-Bankruptcy petition tax assessments and tax assessments arising during the pendency of the Bankruptcy Proceeding, which will be paid on the Effective Date and (iii) claims which could not reasonably be expected to have a Material Adverse Effect).  No tax Liens have been filed against the Borrower or any of its Significant Subsidiaries other than (A) Liens which have been filed in connection with pre-Bankruptcy petition tax assessments and tax assessments arising during the pendency of the Bankruptcy Proceeding and which will be released on the Effective Date, (B) Liens for taxes which are not delinquent or (C) Liens for taxes which are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or any of its Significant Subsidiaries, as applicable.

               4.9      Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.

               4.10      ERISA.  Neither a Reportable Event (other than the Post-event Notices of Reportable Events filed with the PBGC on May 2, 2001, in respect of the April 6, 2001, bankruptcy filing of Borrower and on July 16, 2003, in respect of the July 8, 2003, bankruptcy filing of PG&E National Energy Group Inc.) nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five‑year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.  Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No such Multiemployer Plan is in Reorganization or Insolvent.

               4.11      Investment Company Act; Other Regulations.  The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  On the date hereof, the Borrower is not subject to regulation under any Requirement of Law (other than (a) Regulation X of the Board and (b) Sections 817-830, and Sections 701 and 851 of the California Public Utilities Code) that limits its ability to incur Indebtedness under this Agreement.

               4.12      Use of Proceeds.  The proceeds of the Revolving Loans and the Swingline Loans shall be used (i) to pay allowed claims of creditors in connection with the Plan of Reorganization, (ii) for working capital purposes and (iii) for general corporate purposes.  The Letters of Credit shall be used (i) to support workers’ compensation obligations and procurement activities, (ii) for working capital purposes and (iii) general corporate purposes, provided that, the Borrower will request Extensions of Credit hereunder in amounts such that none of the Loan Facility Limit, the Procurement L/C/ Facility Limit and the Other L/C Facility Limit is exceeded at any time.

               4.13      Environmental Matters.  Except as (i) disclosed in the “Environmental Matters” section (other than the subsection “General” of such section) of the Form 10-K filed by PCG and the Borrower with the SEC for the fiscal year ended on December 31, 2003 or (ii) in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

               (a)     the facilities and properties owned, leased or operated by the Borrower and its Significant Subsidiaries (the “Properties”) do not contain, and, to the Borrower’s knowledge, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or, to the Borrower’s knowledge, would give rise to liability under, any Environmental Law;

              (b)     neither the Borrower nor any of its Significant Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Borrower and its Significant Subsidiaries (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

               (c)     Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that, to the Borrower’s knowledge, would give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that, to the Borrower’s knowledge, would give rise to liability under, any applicable Environmental Law;

               (d)     no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any of its Significant Subsidiaries is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

               (e)     there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any of its Significant Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that, to the Borrower’s knowledge, would give rise to liability under Environmental Laws;

               (f)     the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

               (g)     neither the Borrower nor any of its Significant Subsidiaries has assumed any liability of any other Person under Environmental Laws.

               4.14      Accuracy of Information, etc.  No statement or information (other than projections and pro forma information) contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of the Borrower to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading when taken as a whole.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  There is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum (including any attachments thereto) or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

               4.15      Regulatory Matters.    (a)     Neither the Borrower nor any Subsidiary of the Borrower is a “holding company” or a “subsidiary company” or an “affiliate” of a “holding company” or a company which is required to be registered as a “holding company” as such terms are defined under PUHCA, except that the Borrower and each of its Subsidiaries is a “subsidiary company” of PCG, which is a “holding company” exempt from all provisions of PUHCA (except for Section 9(a)(2) thereof) pursuant to Section 3(a)(i) thereof and Rule 2 thereunder.

Solely by virtue of the execution, delivery and performance of, or the consummation of the transactions contemplated by this Agreement, no Lender shall be or become subject to regulation (i) as a “holding company,” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” within the meaning of PUHCA, (ii) under the FPA or (iii) as a “public utility” or “public service corporation” or the equivalent under any Requirement of Law.

SECTION 5.   CONDITIONS PRECEDENT

               5.1      Conditions to the Closing Date.  The occurrence of the Closing Date is subject to the satisfaction of the following conditions precedent:

               (a)      Credit Agreement.  The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A.

               (b)      Financial Statements.  The Lenders shall have received the financial statements described in Section 4.1.

               (c)      Consents and Approvals.  All governmental and third party consents and approvals necessary in connection with this Agreement and the other Loan Documents (other than the Indenture) and the transactions contemplated hereby shall have been obtained and be in full force and effect; and the Administrative Agent shall have received a certificate of a Responsible Officer to the foregoing effect.

               (d)      Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

               (e)      Closing Certificate; Certified Articles of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the articles of incorporation of the Borrower certified by the Secretary of State of the State of California, and (ii) a good standing certificate for the Borrower from the Secretary of State of the State of California; such closing certificate shall contain a confirmation by the Borrower that the conditions precedent set forth in this Section 5.1 have been satisfied.

               (f)      Forms of Indenture and Senior Bond.  The Administrative Agent shall have received the drafts (current on the date of delivery thereof) of the Indenture (including any supplement thereto relating to the Senior Bond) and the Senior Bond.

               (g)      Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

               (i)     the legal opinion of Orrick, Herrington & Sutcliffe LLP, counsel to PCG, substantially in the form of Exhibit E-1;

               (ii)     the legal opinion of Dewey Ballantine LLP, counsel to PCG, substantially in the form of Exhibit E-2; and

               (iii)     the legal opinion of Bruce R. Worthington, Esq., general counsel of PCG and counsel to the Borrower, substantially in the form of Exhibit E-3.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

               (h)     No Change.  There shall not have occurred a material adverse change (i) since December 31, 2003, in the business or financial condition of the Borrower and its Subsidiaries taken as a whole or (ii) in the facts and information regarding the Borrower and its Subsidiaries as represented by the Borrower on or prior to February 18, 2004.

               (i)      Representations and Warranties.  Each of the representations and warranties made by the Borrower in this Agreement shall be true and correct in all material respects on and as of such date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations were true and correct in all material respects as of such earlier date).

               (j)      No Default.  No Default or Event of Default shall have occurred and be continuing.

               5.2      Conditions to the Initial Extension of Credit.  The agreement of each Lender to make the initial Extension of Credit requested to be made by it, including each Issuing Lender to issue a Letter of Credit, is subject to the satisfaction, prior to or concurrently with the making of such Extension of Credit on the Effective Date, of the following conditions precedent:

               (a)      Satisfaction of Conditions Precedent in Section 5.1.  The conditions precedent set forth in Section 5.1 shall have been satisfied or waived in accordance with this Agreement as of the Closing Date.

               (b)      Fees.  The Administrative Agent and the Arrangers shall have received payment of all fees payable to them on or prior to the Effective Date in accordance with their written fee agreements relating to this Agreement, together with payment of all expenses payable by the Borrower hereunder for which invoices have been presented (including the reasonable fees and expenses of legal counsel).

               (c)      Plan of Reorganization.    (i)     The Lenders shall have received a certificate of a Responsible Officer certifying that (A) the Borrower has satisfied or, subject to clause (C) below, waived in accordance with the terms of the Plan of Reorganization all of the conditions to the effectiveness of the Plan of Reorganization other than any such conditions relating to (1) funding under this Agreement and (2) the funding of, or the release to the Borrower of the proceeds of, Senior Bond Indenture Securities and any the other indebtedness to be incurred by the Borrower on or prior to the Effective Date in accordance with the Plan of Reorganization, (B) the proceeds of the Senior Bond Indenture Securities and the other financings described in the foregoing clause (i)(A)(2) are being made available to the Borrower concurrently with the initial Extensions of Credit hereunder and (C) it has not waived any conditions to effectiveness of the Plan of Reorganization other than Sections 8.2(a) and (j) of the Plan of Reorganization.

               (ii)     The Plan of Reorganization shall not have been amended in any material manner since February 18, 2004 that could reasonably be expected to materially and adversely affect the Borrower’s ability to perform its obligations under the Loan Documents, and the Administrative Agent shall have received a certificate of a Responsible Officer to the foregoing effect.

               (d)      Confirmation Order.  The Confirmation Order shall be in full force and effect, shall not have been amended, stayed, reversed, vacated or otherwise modified (unless otherwise reasonably satisfactory to the Arrangers) in any material manner that could be reasonably expected to materially and adversely affect the Borrower’s ability to perform its obligations under the Loan Documents, and the Administrative Agent shall have received a certificate of a Responsible Officer to the foregoing effect.

               (e)      Bond Delivery Agreement; Senior Bond.  The Administrative Agent shall have received:

               (i)           the Bond Delivery Agreement, duly executed and delivered by the Borrower;

               (ii)           the Senior Bond in a face amount equal to the Total Commitments as of the Effective Date, duly issued and authenticated under the Indenture;

               (iii)           a certificate of a duly authorized officer of the Indenture Trustee certifying that the Senior Bond has been authenticated and is outstanding under the Indenture;

               (iv)          satisfactory evidence that all filings necessary to perfect the Liens in favor of the Indenture Trustee, for the benefit of the Lenders and the holders of the Senior Bond Indenture Securities, on the Mortgaged Property shall have been made or taken to the extent such perfection can be accomplished by filing;

               (v)          a certificate of a Responsible Officer certifying that (A) attached thereto is a true copy of the Indenture and of any supplement thereto that is applicable to the Senior Bond and (B) that the Indenture (including such supplement) and the Senior Bond substantially conform to the forms of such documents delivered to the Lenders pursuant to Section 5.1(f), except for any changes therein that could not reasonably be expected to materially and adversely affect the Lenders;

               (vi)           copies of all legal opinions and other documents delivered to the Indenture Trustee by or on behalf of the Borrower in connection with the issuance of the Senior Bond; and

               (vii)           the Escrow Deposit and Disbursement Agreement, duly executed and delivered by the Borrower and the Indenture Trustee.

               (f)      Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

               (i)     the legal opinion of Orrick, Herrington & Sutcliffe LLP, counsel to PCG, opining as to general corporate matters relating to the Bond Delivery Agreement, the Senior Bond and the Indenture, substantially in the form of Exhibit F-1;

               (ii)     the legal opinion of Orrick, Herrington & Sutcliffe LLP, special regulatory counsel to PCG, opining as to regulatory matters related to the CPUC, substantially in the form of Exhibit F-2;

               (iii)     the legal opinion of Dewey Ballantine LLP, special bankruptcy counsel to PCG, opining favorably as to the matters described in Section 5.2(d), substantially in the form of Exhibit F-3;

               (iv)     the legal opinion of Bruce R. Worthington, Esq., general counsel of PCG and counsel to the Borrower, substantially in the form of Exhibit F-4;

               (v)     the legal opinion of Dewey Ballantine LLP, special bankruptcy counsel to PCG, opining favorably as to the bankruptcy matters, substantially in the form of Exhibit F-5; and

               (vi)     a copy of any legal opinion delivered by counsel to PCG or the Borrower to underwriters of the publicly offered Senior Bond Indenture Securities relating to pending appeals of the Confirmation Order, accompanied by a reliance letter permitting the Administrative Agent and the Lenders to rely on such opinion as if it had been originally addressed to the Administrative Agent and the Lenders.

               5.3      Conditions to Each Extension of Credit After Effective Date.  The agreement of each Lender to make any Extension of Credit requested to be made by it, including each Issuing Lender to issue a Letter of Credit, on any date (excluding the initial Extension of Credit made on the Effective Date) is subject to the satisfaction of the following conditions precedent:

               (a)      Satisfaction of Conditions Precedent in Section 5.2.  The conditions set precedent set forth in Section 5.2 shall have been satisfied or waived in accordance with this Agreement as of the Effective Date.

               (b)      Representations and Warranties.  Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations were true and correct in all material respects as of such earlier date).

               (c)      No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by, and each request by the Borrower of the issuance of a Letter of Credit on behalf of the Borrower hereunder (including the delivery of any Existing Letter of Credit Transfer Notice), shall constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the conditions contained in this Section 5.3 have been satisfied.

SECTION 6.   AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, or any Letter of Credit, any Loan, any interest on any Loan or any fee payable to any Lender or the Administrative Agent hereunder remains outstanding, or any other amount then due and payable is owing to any Lender or the Administrative Agent hereunder, the Borrower shall:

               6.1      Financial Statements.  Furnish to the Administrative Agent with a copy for each Lender, and the Administrative Agent shall deliver to each Lender:

               (a)     as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

               (b)     as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year‑end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.  The Borrower shall be deemed to have delivered the financial statements required to be delivered pursuant to this Section 6.1 upon the filing of such financial statements by the Borrower through the SEC’s EDGAR system or the publication by the Borrower of such financial statements on its website.

               6.2      Certificates; Other Information.  Furnish to the Administrative Agent with a copy for each Lender (or, in the case of clause (c), the relevant Lender), and the Administrative Agent shall deliver to each Lender :

               (a)     concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations reasonably necessary for determining compliance by the Borrower with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

               (b)     within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC, provided that, such financial statements and reports shall be deemed to have delivered upon the filing of such financial statements and reports by the Borrower through the SEC’s EDGAR system or publication by the Borrower of such financial statements and reports on its website; and

               (c)     promptly, such additional financial and other information as any Lender, through the Administrative Agent, may from time to time reasonably request.

               6.3      Payment of Taxes.  Pay all taxes due and payable or any other tax assessments made against the Borrower or any of its Significant Subsidiaries or any of their respective property by any Governmental Authority (other than (i) any amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or any of its Significant Subsidiaries, as applicable, (ii) pre-Bankruptcy petition tax assessments and tax assessments arising during the pendency of the Bankruptcy Proceeding which, in each case, will be paid on the Effective Date or (iii) where the failure to effect such payment could not reasonably be expected to have a Material Adverse Effect).

               6.4      Maintenance of Existence; Compliance.  (a)(i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.3 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except for any such Contractual Obligations or Requirements of Law being contested in good faith by appropriate proceedings and except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

               6.5      Maintenance of Property; Insurance.  (a)  Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent that failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) maintain with financially sound and reputable insurance companies insurance on all its material property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business of comparable size and financial strength and owning similar properties in the same general areas in which the Borrower operates, which may include self-insurance, if determined by the Borrower to be reasonably prudent.

               6.6      Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) unless a Default or Event of Default has occurred and is continuing, not more than once a year and after at least five Business Days’ notice, (i) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time to discuss the business, operations, properties and financial and other condition of the Borrower and its Significant Subsidiaries with officers and employees of the Borrower and its Significant Subsidiaries and (ii) use commercially reasonable efforts to provide for the Lenders (in the presence of representatives of the Borrower) to meet with the independent certified public accountants of the Borrower and its Subsidiaries; provided, that any such visits or inspections shall be subject to such conditions as the Borrower and each of its Significant Subsidiaries shall deem necessary based on reasonable considerations of safety and security; and provided, further, that neither the Borrower nor any Significant Subsidiary shall be required to disclose to any Lender or its agents or representatives any information which is subject to the attorney-client privilege or attorney work-product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information or which is prevented from disclosure pursuant to a confidentiality agreement with third parties.

               6.7      Notices.  Promptly give notice to the Administrative Agent with a copy for each Lender of, and the Administrative Agent shall deliver such notice to each Lender:

               (a)     the occurrence of any Default or Event of Default;

               (b)     any litigation or proceeding or, to the knowledge of the Borrower, any investigation that, in each case, may exist at any time between the Borrower or any of its Significant Subsidiaries and any Governmental Authority, including environmental proceedings, that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

               (c)     any change in the Rating issued by either S&P or Moody’s;

               (d)     any litigation or proceeding to which the Borrower or any of its Significant Subsidiaries is a party (i) the primary purpose of which is to challenge the legality, validity or enforceability of the Loan Documents, (ii) seeks to prohibit the ownership or operation by the Borrower or any of its Significant Subsidiaries of all or a material portion of their respective businesses or assets, or (iii) the primary purpose of which is to challenge the issuance or validity of the Senior Bond;

               (e)     the following events, as soon as possible and in any event within 30 days after the Borrower knows thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

               (f)     any development or event (other than any litigation or proceeding) that has had or could reasonably be expected to have a Material Adverse Effect.

               6.8      Maintenance of Licenses, etc.  Maintain in full force and effect any authorization, consent, license or approval of any Governmental Authority necessary for the conduct of the Borrower’s business as now conducted by it or necessary in connection with this Agreement, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.   NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, or any Letter of Credit, any Loan, or any interest on any Loan or any fee payable to any Lender or the Administrative Agent hereunder remains outstanding, or any other amount then due and payable is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not:

               7.1      Consolidated Capitalization Ratio.  Permit the Consolidated Capitalization Ratio on the last day of any fiscal quarter, from and after the last day of the first fiscal quarter ending after the Effective Date, to exceed 0.65 to 1.0.

               7.2      Liens.  On or after the Effective Date, create, incur, assume or suffer to exist any Lien upon any assets of the Borrower or any Significant Subsidiary, whether now owned or hereafter acquired, except for (i) Liens securing the Borrower’s obligations to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents and (ii) Liens permitted by the Indenture.

               7.3      Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that the Borrower may be merged or consolidated with another Person so long as, after giving effect to such merger, consolidation or amalgamation, the Borrower is the continuing or surviving corporation and after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred or be continuing.

               7.4      Disposition of Property.  Dispose of any of its assets (including, without limitation, rental equipment or leasehold interests and excluding the sale or transfer of any accounts receivable or of any amounts that are accrued and recorded in a regulatory account for collections by the Borrower, in each case, in connection with a securitization transaction), whether now owned or hereafter acquired, or, in the case of any Significant Subsidiary, issue or sell any shares of such Significant Subsidiary’s Capital Stock to any Person (other than to the Borrower), except, the Disposition, while this Agreement is in effect, of assets having an aggregate book value not exceeding 25% of the aggregate book value of the assets of the Borrower as at December 31, 2003.

               7.5      Release Date.  At any time prior to the Release Date, deliver or cause to be delivered a Company Order (as defined in the Indenture) to the Indenture Trustee requesting a release of the Lien of the Indenture on the Mortgaged Property pursuant to Section 8.12(c) of the Indenture.

SECTION 8.    EVENTS OF DEFAULT

               If any of the following events shall occur and be continuing on or after the Effective Date:

               (a)     the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

               (b)     any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made, unless, as of any date of determination, the facts or circumstances to which such representation or warranty relates have changed with the result that such representation or warranty is true and correct in all material respects on such date; or

               (c)     the Borrower shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a), Section 6.7(a), Section 6.8 or Section 7 of this Agreement; or

               (d)     the Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Required Lenders; or

               (e)     the Borrower or any of its Significant Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the due date with respect thereto (after giving effect to any period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or (in the case of all Indebtedness other than Indebtedness under any Swap Agreement) to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $75,000,000; or

                (f)     (i) the Borrower or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding‑up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                (g)     (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any of its Significant Subsidiaries or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any of its Significant Subsidiaries shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

               (h)     one or more judgments or decrees shall be entered against the Borrower or any of its Significant Subsidiaries involving in the aggregate a liability (not paid or, subject to customary deductibles, fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $75,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

               (i)     at any time after the Effective Date and prior to the Release Date, (i) the Senior Bond shall cease to be outstanding for any reason other than (A) the termination of the Total Commitments, the payment in full of the Loans, Reimbursement Obligations and other obligations then due and owing under the Loan Documents and the termination or expiration of the Letters of Credit or (B) the payment in full of the Senior Bond, (ii) the Administrative Agent, on behalf of the Lenders, shall cease (except as described in the foregoing clause (i)) at any time to be the holder of the Senior Bond for all purposes of the Indenture (unless the Senior Bond is transferred by the Administrative Agent) or (iii) the Lien of the Indenture shall cease to constitute a valid and enforceable Lien on the Mortgaged Property; or

               (j)     the Confirmation Order is stayed, reversed, vacated or otherwise modified after the date hereof in any material manner that could reasonably be expected to materially and adversely affect the Borrower’s ability to perform its obligations under the Loan Documents; or

               (k)     PCG and its Subsidiaries shall at any time not be the Beneficial Owner, directly or indirectly, of at least 80% of the common stock or 70% of the voting Capital Stock of the Borrower;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9.   THE AGENTS

               9.1      Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Each of the Lenders hereby authorizes the Administrative Agent to execute and enter into the Escrow Deposit and Disbursement Agreement.

               9.2      Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in‑fact selected by it with reasonable care.

               9.3      Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys‑in‑fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

               9.4      Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

               9.5      Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

               9.6      Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys‑in‑fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any of its affiliates, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any of its affiliates that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or affiliates.

               9.7      Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive for two years after repayment of the Loans and all other amounts payable hereunder.

               9.8      Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

               9.9      Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8 or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

               9.10      Co-Documentation Agents and Syndication Agent.  None of the Co-Documentation Agents nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

Section 10.   MISCELLANEOUS

               10.1      Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and the Borrower may, or, with the written consent of the Required Lenders, the Administrative Agent and the Borrower may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

               (i)     forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby;

               (ii)     eliminate or reduce the voting rights of any Lender under this Section 10.1 or Section 10.6(a)(i) without the written consent of such Lender;

               (iii)     reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all Lenders;

               (iv)     amend, modify or waive any provision of Section 2.13 related to pro rata treatment without the consent of each Lender directly affected thereby;

               (v)     amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent;

               (vi)     amend, modify or waive any provision of Section  2.3 or 2.4 without the written consent of the Swingline Lender;

               (vii)     (A) release the Senior Bond prior to the Release Date, (B) amend the definition of “Release Date” to cause an earlier release of the Mortgaged Property than such definition in effect on the Closing Date or (C) amend, modify or waive any provision of Section 5.2 or Section 7.5, in each case, without the consent of all the Lenders; or

               (viii)     amend, modify or waive any provision of Section 3 or any other provision affecting the Issuing Lenders without the written consent of each Issuing Lender affected thereby.

               Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

               If the Required Lenders shall have approved any amendment which requires the consent of all of the Lenders, the Borrower shall be permitted to replace any non-consenting Lender with another financial institution, provided that, (i) the replacement financial institution shall purchase at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (ii) the Borrower shall be liable to such replaced Lender under Section 2.16 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto (as of such purchase constituted a prepayment of such Loans), (iii) such replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent and, with respect to any replacement financial institution that is not an Eligible Assignee, each Issuing Lender, (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (v) any such replacement shall not be deemed to be a waiver of any rights the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

               Notwithstanding anything to the contrary herein, in addition to the amendments described above, each of the Procurement L/C Facility Limit, the Other L/C Facility Limit and the Loan Facility Limit may be changed by the Borrower by written notice to the Administrative Agent and the Issuing Lenders and no consent of any other party shall be required; provided that, (a) the sum of the Procurement L/C Facility Limit and the Other L/C Facility Limit may not exceed the L/C Commitment, (b) the sum of the Loan Facility Limit, the Procurement L/C Facility Limit and the Other L/C Facility Limit may not exceed the Total Commitment and (c) the Loan Facility Limit may not exceed the Total Commitments; provided that any notice delivered pursuant to Section 2.2 which would, after giving effect to the Revolving Loans requested to be made, cause the aggregate outstanding principal amount of the Revolving Loans to exceed the Loan Facility Limit shall be deemed to be a notice by the Borrower hereunder.

               10.2      Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Pacific Gas and Electric Company c/o PG&E Corporation One Market Spear Tower, Suite 2400 San Francisco, CA 94105
Attention: Assistant Treasurer
Telecopy: (415) 267-7265/7268
Telephone: (415) 267-7053

with a copy to:	Pacific Gas and Electric Company c/o PG&E Corporation One Market Spear Tower, Suite 2400 San Francisco, CA 94105
Attention: Chief Counsel, Corporate
Telecopy: (415) 817-8225
Telephone: (415) 817-8200

Administrative Agent:	Citicorp North America, Inc. Two Penns Way Suite 200 New Castle, DE 19720
Attention: Dawnmarie Conover Bank Loan Operations
Telecopy: (302) 894-6063
Telephone: (212) 994-0961

Issuing Lenders:	As notified by each Issuing Lender to the Administrative Agent and the Borrower.

provided that any notice, request or demand to or upon the Administrative Agent, the Issuing Lenders or any Lender shall not be effective until received.

               Notices and other communications to the Administrative Agent, the Issuing Lenders or the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent, the applicable Issuing Lender and each Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

               10.3      No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

               10.4      Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

               10.5      Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent, each Issuing Lender and the Lenders for all their respective reasonable out‑of‑pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of only one counsel and special California regulatory counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, each Issuing Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of only one counsel to the Administrative Agent, the Lenders and the Issuing Lenders, (c) to pay, indemnify, and hold each Lender, each Issuing Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, each Issuing Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement and performance of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower and its Significant Subsidiaries or any of the Properties and the reasonable fees and expenses of one legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities resulted from the gross negligence or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Significant Subsidiaries not to assert, and hereby waives and agrees to cause its Significant Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 10.5 shall be payable not later than 30 days after written demand therefore, subject to the Borrower’s receipt of reasonably detailed invoices.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Assistant Treasurer (Telephone No. (415) 267-7053) (Telecopy No. (415) 267-7265/7268), at the address of the Borrower set forth in Section 10.2 with a copy to Chief Counsel, Corporate (Telephone No. (415) 817-8200) (Telecopy No. (415) 817-8225), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive for two years after repayment of the Loans and all other amounts payable hereunder.

               10.6      Successors and Assigns; Participations and Assignments.    (a)     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

               (b)     (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

               (A)     the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Eligible Assignee that is an affiliate of any Lender party to this Agreement on the Closing Date or, if an Event of Default has occurred and is continuing, any other Person; and

               (B)     the Administrative Agent and each Issuing Lender, provided that (1) no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment, and (2) no consent of any Issuing Lender shall be required for any assignment to an Eligible Assignee.

(ii)     Assignments shall be subject to the following additional conditions:

               (A)     except in the case of an assignment to a Lender, an Eligible Assignee that is an affiliate of any Lender party to this Agreement on the Closing Date or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) with respect to any Lender party to this Agreement on the Closing Date, such amounts shall be aggregated in respect of such Lender and any affiliate of such Lender that is an Eligible Assignee;

               (B)     the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

               (C)     the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

               (iii)     Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.5 but shall be subject to the limitations set forth therein).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

               (iv)     The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, each Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

               (v)     Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

               (c)     (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

               (ii)     Notwithstanding anything to the contrary herein, a Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater payments.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.15 unless such Participant complies with Section 2.15(d).

               (d)     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

               (e)     The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

               (f)     Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b).  Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage, expense, obligations, penalties, actions, judgments, suits or any kind whatsoever arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

               (g)     Notwithstanding anything to the contrary in this Section, none of the Agents, in their capacity as Lenders, will assign without the consent of the Borrower, prior to the Effective Date, any of the Commitments held by them on the date of this Agreement.

               10.7      Adjustments; Set‑off.    (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it hereunder, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set‑off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender hereunder, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender hereunder, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

               (b)     In addition to any rights and remedies of the Lenders provided by law, including other rights of set-off, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), after any applicable grace period, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch, affiliate or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

               10.8      Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

               10.9      Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

               10.10      Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

               10.11      GOVERNING LAW..  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

               10.12      Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

               (a)     submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non‑exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

               (b)     consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

               (c)     agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

               (d)     agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

               (e)     waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding relating to this Agreement or any other Loan Document any special, exemplary, punitive or consequential damages.

               10.13      Acknowledgments.  The Borrower hereby acknowledges that:

               (a)     it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

               (b)     neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

               (c)     no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

               10.14      Confidentiality.  Each of the Administrative Agent and each Lender agrees to keep confidential in accordance with such party’s customary practices (and in any event in compliance with applicable law regarding material non-public information) all non-public information provided to it by the Borrower, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section or substantially equivalent provisions, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates (as long as such attorneys, accountants and other professional advisors are subject to confidentiality requirements substantially equivalent to this Section), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, provided that, in the case of clauses (d), (e) and (f) of this Section 10.14, with the exception of disclosure to bank regulatory authorities, the Borrower (to the extent legally permissible) shall be given prompt prior notice so that it may seek a protective order or other appropriate remedy.

               10.15      WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

               10.16      Releases of Senior Bond.    (a)   Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of the Release Date, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to promptly surrender to or upon the order of the Borrower the Senior Bond then held by the Administrative Agent, in accordance with the terms of the Bond Delivery Agreement.

               (b)     The Administrative Agent shall promptly surrender to or upon the order of the Borrower the Senior Bond then held by the Administrative Agent at such time as (i) the Loans, the Reimbursement Obligations and any interest or fees payable to the Lenders or the Administrative Agent hereunder shall have been paid in full, (ii) all other amounts then due and payable by the Borrower to the parties hereto under the Loan Documents shall have been paid in full, and (iii) the Commitments have been terminated and the Letters of Credit have terminated or expired.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PACIFIC GAS AND ELECTRIC COMPANY

KENT M. HARVEY
By:
Name: Kent M. Harvey
Title: Senior Vice President, Chief Financial Officer
and Treasurer

CITICORP NORTH AMERICA, INC., as Administrative Agent and as a Lender

ANITA J. BRICKELL
By:
Name: Anita J. Brickell
Title: Vice President

BANC ONE CAPITAL MARKETS, INC., as Syndication Agent

BRIAN J. ZIMMER
By:
Name: Brian J. Zimmer
Title: Managing Director

BANK ONE, NA, as Issuing Lender and a Lender

JANE BEK KEIL
By:
Name: Jane Bek Keil
Title: Director

LEHMAN COMMERCIAL PAPER INC., as Co-Documentation Agent and as a Lender

JANE E. GILLARD
By:
Name: Jane E. Gillard
Title: Authorized Signatory

CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLAND BRANCH, as Co-Documentation Agent and as a Lender

JAMES MORAN
By:
Name: James Moran
Title: Director

DENISE ALVAREZ
By:
Name: Denise Alvarez
Title: Associate

UBS SECURITIES LLC, as Co-Documentation Agent

DAVID A. JUGE
By:
Name: David A. Juge
Title: Managing Director

OLIVER O. TRUMBO II
By:
Name: Oliver O. Trumbo II
Title: Director

UBS LOAN FINANCE LLC, as a Lender

WILFRED V. SAINT
By:
Name: Wilfred V. Saint
Title: Associate Director, Banking Products
Services, US

JOSELIN FERNANDES
By:
Name: Joselin Fernandez
Title: Associate Director, Banking Products
Services, US